Exhibit 99.1

Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Bruce Galton	Kim Sutton Golodetz
Chief Executive Officer	(kgolodetz@lhai.com)
(bgalton@senesco.com)	212-838-3777
(732) 296-8400

SENESCO TECHNOLOGIES REPORTS SECOND QUARTER

FISCAL 2007 FINANCIAL RESULTS

NEW BRUNSWICK, N.J. (February 15, 2007) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) reported financial results for the three month period ended December 31, 2006.

The net loss for the three month period ended December 31, 2006 was $1,135,637, or $0.07 per share, compared with a net loss of $914,009, or $0.06 per share, for the three month period ended December 31, 2005.  This increase in net loss was primarily the result of increased stock-based compensation included in general and administrative expenses, which was partially offset by a decrease in research and development expenses and an increase in revenue.

The Company reported revenues of $181,250 during the three month period ended December 31, 2006, compared with $12,500 during the three month period ended December 31, 2005. Revenue during the three month period ended December 31, 2006 consisted of initial payments and the amortized portion of previous milestone payments received in connection with certain development and license payments. Revenue during the three month period ended December 31, 2005 consisted of the amortized portion of previous milestone payments.

Research and development expenses for the three month period ended December 31, 2006 were $239,395, compared with $405,439 for the three month period ended December 31, 2005.  This decrease was primarily the result of the timing of various human health research programs in the application of Senesco’s technology, as certain programs ended while new ones had not yet begun as well as a decrease in stock-based compensation.

General and administrative expenses for the three month period ended December 31, 2006 were $1,103,594, compared with $548,742 for the three month period ended December 31, 2005.  This increase was primarily due to an increase in stock-based compensation in connection with a financial advisory agreement entered into during the three month period ended December 31, 2006.

As of December 31, 2006, Senesco had cash, cash equivalents and investments of $1,979,588 and working capital of $1,718,382.

During the quarter, the Company converted its development agreement with ArborGen, LLC. into a commercial license agreement for the development and commercialization of certain species of trees.  The Company also entered into a license agreement with Bayer CropScience GmbH for the development and commercialization of Canola.  The Company now has six license agreements and one joint venture in agriculture.

About Senesco Technologies, Inc.

Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if its technology is applicable in human medicine. Accelerating apoptosis may have applications to the development of cancer treatments. Delaying apoptosis may have applications to certain diseases such as glaucoma, ischemia and arthritis, among others. Senesco takes its name from the scientific term for the aging of plant cells: senescence. The Company has developed technology that regulates the onset of cell death. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress for flowers, fruits and vegetables. In addition to its human health research programs, the Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products. Senesco is headquartered in New Brunswick, N.J.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the successful conversion of the Company’s letter of intent into a license agreement; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”).  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

(Tables to follow)

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2006	2006
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$379,588	$318,473
Short-term investments	1,600,000	850,000
Accounts receivable	75,000	—
Prepaid expenses and other current assets	64,819	139,584
Total Current Assets	2,119,407	1,308,057

Property and equipment, net	9,352	10,318
Intangibles, net	2,478,586	2,209,796
Security deposit	7,187	7,187
TOTAL ASSETS	$4,614,532	$3,535,358

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$130,577	$77,695
Accrued expenses	241,281	329,884
Deferred revenue	29,167	41,667
Total Current Liabilities	401,025	449,246

Grant payable	99,728	99,728
Other liability	31,807	34,418
TOTAL LIABILITIES	532,560	583,392

STOCKHOLDERS’ EQUITY:

Preferred stock, $0.01 par value; authorized 5,000,000 shares, no shares issued	—	—
Common stock, $0.01 par value; authorized 60,000,000 shares, issued and outstanding 17,473,694 and 15,477,388	174,737	154,774
Capital in excess of par	28,013,180	25,167,035
Deficit accumulated during the development stage	(24,105,945)	(22,369,843)
TOTAL STOCKHOLDERS’ EQUITY	4,081,972	2,951,966

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,614,532	$3,535,358

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended December 31, 2006	For the Three Months Ended December 31, 2005	For the Six Months Ended December 31, 2006	For the Six Months Ended December 31, 2005	From Inception on July 1, 1998 through December 31, 2006

Revenue	$181,250	$12,500	$262,500	$25,000	$680,833

Operating Expenses:

General and administrative	1,103,594	548,742	1,486,879	1,071,191	18,508,393
Research and development	239,395	405,439	548,743	824,980	7,533,591
Total Operating Expenses	1,342,989	954,181	2,035,622	1,896,171	26,041,984

Loss From Operations	(1,161,739)	(941,681)	(1,773,122)	(1,871,171)	(25,361,151)

Sale of state income tax loss, net	—	—	—	—	586,442
Other noncash income	—	—	—	—	321,259
Interest income, net	26,102	27,672	37,020	60,040	347,505
Net Loss	$(1,135,637)	$(914,009)	$(1,736,102)	$(1,811,131)	$(24,105,945)

Basic and Diluted Net Loss Per Common Share	$(0.07)	$(0.06)	$(0.11)	$(0.12)

Basic and Diluted Weighted Average Number of Common Shares Outstanding	17,257,791	15,467,388	16,369,220	15,467,388